EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the application of our report dated February 18, 2002, included in this Form 10-K of Education Lending Group, Inc., formerly known as Direct III Marketing, Inc., relating to their consolidated financial statements for the year ended December 31, 2001, and the previously filed Forms S-8, 333-69842 and 333-91688.

/s/ SWENSON ADVISORS, LLP

An Accountancy Firm

San Diego, California

March 11, 2004